Exhibit 99.1

Edwards Lifesciences Corporation One Edwards Way • Irvine, CA USA •92614 Phone: 949.250.2500 • Fax: 949.250.2525 www.edwards.com

FOR IMMEDIATE RELEASE

Media Contact:  Sarah Huoh, 949-250-5070

Investor Contact:  David K. Erickson, 949-250-6826

NICHOLAS VALERIANI APPOINTED TO

EDWARDS LIFESCIENCES’ BOARD OF DIRECTORS

IRVINE, Calif., Nov. 14, 2014 — Edwards Lifesciences Corporation (NYSE: EW), the global leader in the science of heart valves and hemodynamic monitoring, today announced that Nicholas J. Valeriani has been appointed to its board of directors and will also serve as a member of its Compensation and Governance Committee.  Since 2012, Valeriani, 58, has been the Chief Executive Officer of the Gary and Mary West Health Institute, an independent, nonprofit medical research organization that works to create new, more effective ways of delivering care at lower costs.  Prior to joining West Health, Valeriani spent 34 years at Johnson & Johnson and served as a member of its executive committee.

“We are pleased to add Nick’s talents and deep experience to a strong board that is guiding Edwards’ focused innovation strategy, as we develop and deliver important therapies to patients in need,” said Michael A. Mussallem, Edwards’ chairman and CEO. “I’m confident that his long career dedicated to improving patients’ lives provides him with a very informed and contemporary view on both the development of groundbreaking devices and also how best to provide them to patients and physicians in an increasingly complex global healthcare system.”

Currently, Valeriani serves on the boards of directors of Robert Wood Johnson University Hospital, the Reagan-Udall Foundation, Reflexion Health, Inc., and the Center for Medical Interoperability.

Valeriani has a master’s degree in business administration from Rutgers University, Graduate School of Management, and a bachelor’s degree in industrial engineering from Rutgers University, College of Engineering.

About Edwards Lifesciences

Edwards Lifesciences is the global leader in the science of heart valves and hemodynamic monitoring.  Driven by a passion to help patients, the company partners with clinicians to develop innovative technologies in the areas of structural heart disease and critical care monitoring, enabling them to save and enhance lives. Additional company information can be found at edwards.com.

Edwards, Edwards Lifesciences and the stylized E logo are trademarks of Edwards Lifesciences Corporation.

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